Exhibit 3.1

OHA Senior Private Lending Fund (U) LLC

Amended and Restated

Limited Liability Company Agreement

Dated as of November 15, 2022

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(continued)

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(continued)

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(continued)

Signature Pages of Members

Appendix I – Definitions

Schedule A – Schedule of Managers

Schedule B – Schedule of Officers

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AMENDED AND RESTATED

Limited Liability Company Agreement

Of

OHA Senior Private Lending Fund (U) LLC

This First Amended and Restated Limited Liability Company Agreement (the “Agreement”) of OHA Senior Private Lending Fund (U) LLC (the “Fund”) is entered into as of November 15, 2022 by OHA Private Credit Advisors II, L.P., a Delaware limited partnership (the “Initial Member”), as its sole member.

WHEREAS, pursuant to Section 12.1 of the Limited Liability Company Agreement of the Company, dated as of June 27, 2022 (the “Existing Agreement”), the Existing Agreement may be amended with the consent of the Initial Member;

NOW, THEREFORE, the Initial Member hereby amends and restates the Existing Agreement in its entirety and hereby agree as follows:

ARTICLE 1 — DEFINITIONS

Section 1.1          Definitions. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in APPENDIX I hereto. APPENDIX I also indicates other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2 — ORGANIZATION; POWERS

Section 2.1          Formation of Limited Liability Company.

(a)         Formation. The Fund was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-214, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Fund, which was filed with the Secretary of State of the State of Delaware on June 27, 2022 (as amended from time to time hereafter, the “Certificate”).

(b)         Admission. Each Person who is to be admitted as a Member pursuant to this Agreement shall accede to this Agreement by, and shall be admitted to the Fund as a Member upon, executing a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement following the Fund’s acceptance of such document, and a counterpart signature page to this Agreement, which shall not require the consent or approval of any other Member. The Fund shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission. Each such agreement and/or document described in this Section 2.1(b) may be executed on behalf of a Member by an authorized representative of the Fund, as attorney-in-fact for such Member, with the same force and effect as if executed directly by the Member.

(c)         Name. The name of the Fund is “OHA Senior Private Lending Fund (U) LLC.”

(d)         Address. The registered office of the Fund in the State of Delaware, and the registered agent for service of process on the Fund at such address, shall be as specified in the Certificate or as is designated by the Member from time to time in accordance with the Delaware Act. The principal place of business of the Fund shall be 1 Vanderbilt Avenue, 16th Floor, New York, NY 10017, or such other place as the Fund may determine from time to time.

Section 2.2          Purpose; Powers. In furtherance of the investment objectives of the Fund, the Fund may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.

ARTICLE 3 — MEMBERS, VOTING, AND CONSENTS

Section 3.1          Names, Addresses and Subscriptions. The name, address and e-mail address, the number and class of Shares held and the Capital Contribution (as defined below) of each Member are set forth in the books and records of the Fund. The Fund shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the withdrawal, or partial withdrawal, of any Member pursuant to the terms of this Agreement, (c) any change in the identity, address or e-mail address of a Member, or (d) any changes in the number of Shares owned or the Member’s Capital Contribution occurring pursuant to the terms of this Agreement.

Section 3.2          Status of Members.

(a)         Limited Liability. No Member or former Member (as defined below), in its capacity as such, shall be liable for any of the debts, liabilities or obligations of the Fund except as provided in this Section 3.2(a) and to the extent otherwise required by law. Each Member and former Member shall be required to pay to the Fund (i) any Capital Contributions that it has agreed to make to the Fund pursuant to this Agreement or the applicable Subscription Agreement; and (ii) the unpaid balance of any other payments that it is expressly required to make to the Fund pursuant to this Agreement or pursuant to the applicable Subscription Agreement, as the case may be.

As used in this Agreement, “former Members” refers to such Persons who hereafter, from time to time, cease to be Members pursuant to the terms and provisions of this Agreement.

(b)         Effect of Death, Dissolution or Bankruptcy. Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of Section 10.2(b) unless and until such Person is admitted as a substituted Member pursuant to Section 10.2. Any Transfer of the Shares so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 10.

(c)          No Control of Fund. Except as otherwise provided herein, no Member shall have the right or power to: (i) withdraw its Capital Contribution to the Fund; (ii) to the maximum extent permitted by law, cause the dissolution and winding up of the Fund; or (iii) demand property in return for its Capital Contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Fund, undertake any transactions on behalf of the Fund, or have any power to sign for or otherwise to bind the Fund.

Section 3.3          Admission of New Members; Capital Contributions.

(a)         Subsequent Closings. The Fund may hold closings subsequent to the Initial Closing Date (each date on which a subsequent closing is held, a “Subsequent Closing Date”) and issue additional Shares (including Shares of any New Class (as defined below)) to any Member (including any Additional Member (as defined below)) on terms and conditions as determined by the Board (as defined below); provided, however, that no Member shall be required to purchase such additional Shares. The Fund may solicit subscriptions for additional Capital Commitments for a period of twelve (12) months from the Initial Closing Date (the “Offering Period”). The Offering Period may be extended by up to six (6) months by the Board as it may deem appropriate.

If the Fund enters into a Subscription Agreement with one or more investors after the initial capital drawdown from investors (the “Initial Drawdown” and the date on which the Initial Drawdown occurs, the “Initial Drawdown Date”), each such investor will be required to make purchases of Shares (each, a “Catch-up Purchase”) on one or more dates to be determined by the Fund. The aggregate purchase price of the Catch-up Purchases will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed the same percentage of its Capital Commitment to the Fund as all Members whose subscriptions were accepted at previous closings. Catch-up Purchases will be made at a per-share price as determined by the Board (including any committee thereof), which price will be determined prior to the issuance of such Shares and in accordance with the limitations under Section 23 of the 1940 Act. In order to more fairly allocate organizational and other expenses among all of our Members, investors subscribing after the Initial Drawdown will be required to pay a price per share above net asset value reflecting a variety of factors, including, without limitation, the total amount of our organizational and other expenses amortized and/or incurred between the date of the Initial Drawdown and the relevant subsequent capital drawdown.

In addition to all legal remedies available to the Fund, failure by a Member to purchase additional Shares when capital is called in respect of a Member’s Capital Commitment will (following a cure period of five (5) business days) result in that Member being subject to certain default provisions set forth in Section 7.2(e) of this Agreement. Defaulting Members may also forfeit their right to participate in purchasing additional Shares on any future drawdown date or otherwise participate in any future investments in Shares.

(b)         Additional Members. One or more additional Members of any New Class or of any existing class of Shares (each an “Additional Member”) may be admitted by the Board into the Fund at any time by acquiring Shares in accordance with this Agreement. Any Shares acquired by an Additional Member shall be Shares or Shares of a New Class, as determined by the Board in its discretion. In furtherance of the foregoing, the Members acknowledge and agree that the Fund anticipates issuing Shares and/or Shares of a New Class to certain Persons in connection with subsequent closings as set forth in Section 3.3(a). Prior to the admission of any Additional Member, such Additional Member shall execute a written agreement pursuant to which such Additional Member shall agree to be bound by all of the terms and provisions of this Agreement applicable to Members and shall deliver such additional documentation to the Fund as the Board shall reasonably require to admit such Additional Member to the Fund.

Section 3.4          Management and Control of Fund.

(a)	Board of Managers.

(i)            The Fund’s board of managers (the “Board of Managers” or the “Board”) will be composed of five (5) managers (each, a “Manager”), unless increased or decreased by a majority of the Managers. Managers need not be Members. The Board may designate a Chair of the Board (the “Chair of the Board”), who shall preside over the meetings of the Board of Managers and meetings of the Members, lead the Board of Managers in fulfilling its responsibilities as set forth in this Agreement, and determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Managers. The Board may permit a third-party observer, including a representative of a Member, to attend a Board of Managers meeting. In the absence of the Chair of the Board, meetings of the Board of Managers and meetings of the Members shall be presided over by the Chief Executive Officer of the Fund (the “Chief Executive Officer”) to the extent he or she is a Manager, or in the absence of the Chair of the Board of Managers and the Chief Executive Officer, by such other person as the Board of Managers may designate or the Managers present may select.

(ii)           Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the Chief Executive Officer or a majority of the entire Board of Managers. Notice thereof stating the place, date and hour of the meeting shall be given to each Manager either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any special meeting of the Board of Managers shall be delivered personally or by telephone, electronic mail, facsimile transmission, U.S. mail or courier to each Manager at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by U.S. mail shall be given at least three (3) days prior to the meeting. Notice by courier shall be given at least two (2) days prior to the meeting. Telephone notice shall be deemed to be given when the Manager or his or her agent is personally given such notice in a telephone call to which the Manager or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Fund by the Manager. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Fund by the Manager and receipt of a completed answer-back indicating receipt. Notice by U.S. mail shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be stated in the notice, unless specifically required by statute or this Agreement. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(iii)          A majority of the total number of Managers shall constitute a quorum for the transaction of business. Except as otherwise provided by law or by this Agreement, an act of the Board of Managers requires a majority vote of all Managers. In the absence of a quorum, a majority of the Managers present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

(iv)          Unless otherwise restricted by this Agreement, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

(v)           Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee; provided, however, that this Section 3.4(a)(v) shall not apply to any action of the Board that requires the vote of the Managers to be cast in person at a meeting pursuant to the Investment Company Act.

(vi)          As of the date of this Agreement, the names of Managers are set forth on SCHEDULE A. Each Manager will hold office until his or her death, resignation, retirement, disqualification or removal.

(vii)         A majority of the Managers will at all times consist of Managers who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Board Members”).

(viii)        Any Manager may resign at any time by submitting his or her written resignation to the Board of Managers or secretary of the Fund. Such resignation shall take effect at the time of its receipt by the Fund unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective. Any or all of the Managers may be removed by the affirmative vote of a majority of the full Board of Managers or a Majority-In-Interest (as defined below) of the Members.

(ix)           Except as otherwise provided by applicable law, including the Investment Company Act, any newly created seat on the Board that results from an increase in the number of Managers, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a Manager or other cause, shall be filled by exclusively by the appointment and affirmative vote of a majority of the remaining Managers in office, although less than a quorum, or by a sole remaining Manager. Any Manager elected to fill a vacancy or newly created seat shall hold office for the remainder of the full term in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

(x)           Subject to the limitations of Section 17(h) of the Investment Company Act, a member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Fund and upon such information, opinions, reports or statements presented to the Fund by any of the Officers (as defined below) or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Fund.

(b)	Committees of Board of Managers.

(i)            The Board may designate one or more committees, including but not limited to, an Audit Committee (the “Audit Committee”), a Nominating and Governance Committee (the “Nominating and Governance Committee”), and an Independent Board Members Committee (the “Independent Board Members Committee”), each such committee to consist solely of the Independent Board Members.

(ii)           The Audit Committee will be responsible for establishing guidelines and making recommendations to the Board regarding the valuation of certain of the Fund’s loans and investments, selecting the Fund’s independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Fund’s financial statements, preapproving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing the Fund’s annual financial statements and periodic filings and receiving the Fund’s audit reports and financial statements. At least one member of the Audit Committee will be designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). Each member of the Audit Committee shall be an Independent Board Member.

(iii)          The Nominating and Governance Committee will be responsible for selecting, researching and nominating qualified nominees to be elected to the Board, selecting qualified nominees to fill any vacancies on the Board or a committee of the Board (consistent with criteria approved by the Board), developing and recommending to the Board a set of corporate governance principles applicable to the Fund and overseeing the evaluation of the Board and management. Each member of the Nominating and Governance Committee shall be an Independent Board Member.

(iv)          The Independent Board Members Committee will be responsible for addressing conflict of interest matters, including but not limited to the approval, as applicable, of certain co-investment transactions as contemplated by the Company’s co-investment exemptive relief, review, negotiation and approval of the Advisory Agreement, review and approval of the Administration Agreement (as defined below) with the Company’s administrator; and undertaking such other duties and responsibilities as may from time to time be delegated by the Board.

(v)           Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Fund. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of the greater of one-third or two (2) members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two (2) members, in which event one member shall constitute a quorum, and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

(c)	Management by the Board.

(i)           The business and affairs of the Fund shall be managed by or under the direction of the Board, except as may be otherwise provided by law. Unless otherwise specified in this Agreement, consent or approval by the Fund shall be determined by the Board.

(ii)          The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, a Chief Executive Officer, a Chief Operating Officer, a Treasurer, a Chief Financial Officer, a Secretary, a Chief Compliance Officer and any other officer of the Fund the Board determines to be necessary or advisable (collectively, the “Officers”). The names of each Officer and such Officer’s position as of the date hereof are listed on SCHEDULE B.

(iii)          The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(iv)          Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Fund under this Section 3.4(c) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 3.4(c). Any number of titles may be held by the same person. Any delegation pursuant to this Section 3.4(c) may be revoked at any time by the Board.

(v)           The Board may authorize any Person, including any Officer, to sign on behalf of the Fund.

(d)          Powers of Board. Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Fund to implement the objectives of the Fund and to exercise any rights and powers the Fund may possess, including the power to cause the Fund to (i) make any elections available to the Fund under applicable tax or other laws, (ii) make any investments permitted under this Agreement, (iii) satisfy any Fund obligations, or (iv) make any disposition of Fund assets. Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, subject to the Investment Company Act and applicable law, the Fund is hereby authorized to execute, deliver and perform, and the Officers are, and each hereby is, authorized to execute and deliver, (x) a Subscription Agreement with each Member, (y) the Investment Advisory Agreement, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Fund to enter into other documents.

Section 3.5          Activities of Members. Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement and applicable laws (including the Investment Company Act), any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Fund or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Fund or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Fund or any Portfolio Company. Neither the Fund nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this Section 3.5 or to any fees, income, profits or goodwill derived from such activities.

Section 3.6          Meetings of Members.

(a)         Place of Meetings. All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

(b)         Meetings. Meetings of Members may be called by the Board, the Chair of the Board or the Chief Executive Officer. The Board of Managers may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled by the Board of Managers, the Chair of the Board or the Chief Executive Officer.

(c)         Business at Meetings. For each meeting, only business specified in the Fund’s notice of meeting (or any supplement thereto) may be conducted at such meeting.

(d)         Quorum; Adjournments. Unless otherwise required by law, Members holding a majority of the Shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal but will not be counted as a vote in favor of such proposal.

If such quorum shall not be present or represented by proxy at any meeting, then either the chair of the meeting or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

(e)         Remote Participation. Unless otherwise required by law, Members may participate in a meeting of the Members by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at a meeting.

Section 3.7          Waiver of Notice. A written waiver of any notice, signed by a Member or Manager, or waiver by electronic transmission by such person, whether given before or after the time of the event for which such notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice, except attendance for the express purpose at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.8          Member Voting and Consents. Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Shares represent the specified percentage of the aggregate outstanding Shares of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Share held on all matters submitted to a vote of the Members. “Majority-In-Interest” shall mean, as of any date of determination, Members whose aggregate Shares exceed 50% of the aggregate Shares of all Members as of such date (not counting for purposes of the numerator or the denominator of this calculation any Shares held by Defaulting Members, the Adviser or Members affiliated with the Adviser or any non-voting Shares).

ARTICLE 4 — INVESTMENTS AND ACTIVITIES

Section 4.1          Investment Objectives. The investment objective of the Fund is to achieve attractive risk-adjusted returns by investing primarily in the non-investment grade credit markets in North America and Europe, with a primary focus on direct lending in the United States. Each investment held by the Fund is referred to herein as an “Investment” and collectively, the “Investments.”

Section 4.2          Borrowing.

(a)         General. The Fund shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Fund’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Fund, the Members and their respective successors, assigns and personal representatives), including: (i) subject to the provisions of the Investment Company Act, to incur and maintain a subscription facility in an amount up to 20% of aggregate Capital Commitments (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit (“Financings”), (ii) to incur and maintain other obligations (including in connection with derivative financial instruments), (iii) to arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations or guarantees, (iv) to pledge or assign or otherwise make available credit support for any such Financings, other obligations or guarantees, (v) to become contingently liable with respect to indebtedness for borrowed money of any Person, and (vi) to enter into agreements, instruments and documents and take all other actions as the Fund deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations or guarantees, in each such case. Without limiting the generality of the foregoing, the Fund is authorized, at its option and without notice to or consent of any Member, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a security interest to any Lender or other holders other obligations or guarantees of the Fund any or all assets of the Fund, including Investments and deposit or other accounts into which Capital Contributions are credited or deposited (the “Assets”); provided, that the Fund shall not enter into a Financing (other than a subscription facility) without the approval of the Board of Managers and the approval of a Majority-In-Interest. In furtherance thereof and without limiting the generality thereof, the Fund may, in each case subject to such other conditions as the Fund may reasonably determine, (a) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Fund, or in such other capacity as the Fund may specify (i) to exercise any right or remedy of the Fund under this Agreement in respect of any Asset and (ii) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (b) take any other action the Fund reasonably determines to be necessary for the purpose of providing such credit support (collectively, clauses (a) and (b), the “Lender Powers”); provided, that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Fund is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, or holders of other obligations or guarantees, including any agent or trustee acting on their behalf, financial information related to such Member and other documentation reasonably and customarily required to incur or assume such indebtedness, subject to applicable law, and in connection therewith, each Member hereby agrees to cooperate with the Fund with respect to the provision of such information and documentation.

Subject to applicable law, the Fund is authorized to enter into and maintain guarantees and other credit support of Financings of subsidiaries and other Persons in which the Fund has an interest or otherwise be liable on a joint and several basis and any such obligations in connection therewith may be cross-guaranteed as the Board determines is necessary or convenient in the conduct or promotions of the activities or business of the Fund.

Notwithstanding anything to the contrary in this Agreement, (i) for so long as the Fund operates as a BDC, the total amount of indebtedness outstanding at any time shall not cause the Fund to violate leverage requirements applicable to the Fund, including Sections 18 and 61 of the Investment Company Act; and (ii) the Fund shall not incur leverage in excess of the limits set forth in its PPM, if applicable, except for temporary or emergency purposes.

(b)          Beneficiary Rights. Notwithstanding anything herein to the contrary, any Lender or other Person granted a lien with respect to any of the Assets and/or the right to exercise any Lender Power shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this Section 4.2.

Section 4.3           Distributions. Subject to the discretion of the Board of Managers, the requirements of Section 852(a) of Subchapter M of the Code, the terms of any Financings or other obligations and any other applicable legal requirements, the Fund will distribute its investment company taxable income on a quarterly basis and net capital gain annually for each taxable year in order to qualify for treatment as a RIC under Subchapter M of the Code, for each taxable year, in each case, which distributions may be in cash, in-kind, or a combination of cash and in-kind. Any distributions in-kind will be distributed among the Members in the same proportion and priority as cash distributions would be distributed among the Members and will be valued in accordance with the valuation policies of the Fund. It is expressly understood and agreed that the Fund will comply with Subchapter M of the Code to qualify as a RIC.

Depending on the level of taxable income and net capital gain earned in a year, the Fund may retain certain net capital gain for reinvestment and carry forward taxable income for distribution in the following year and pay any applicable tax. Consent from a Majority-In-Interest of the Members is required before the Fund distributes less than what is required to avoid the imposition of a nondeductible 4% federal excise tax under Section 4982(a) of the Code, if the Fund is able to otherwise avoid incurring such tax by taking commercially reasonable actions.

Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act. Any distribution of securities shall be subject to such conditions and restrictions as the Board of Managers determines are required or advisable to ensure compliance with applicable law. In furtherance of the foregoing, the Board of Managers may require that the Members execute and deliver such documents as the Board of Managers may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution.

Upon liquidation of the Fund pursuant to Article 9, the Fund’s remaining net assets will be distributed among Members equally on a per Share basis (subject to the payment of the fees pursuant to the Investment Advisory Agreement, the reimbursement of expenses and other fees pursuant to the Administration Agreement, and other Fund expenses).

Section 4.4           Restrictions and Limitations. The Fund will comply with the following investment limitations:

(a)          Public Equity. The Fund will not invest in public equity except in connection with a restructuring, recapitalization, refinancing or similar transaction, and/or if the public equity is attached to a debt investment.

(b)          Pooled Investment Vehicles. The Fund will not invest in pooled investment vehicles, other than special purpose vehicles and similar constructs employed for structuring or regulatory purposes.

(c)          Hostile Transactions. The Fund will not engage in hostile transactions, except in the event of workouts, restructurings and similar insolvency proceedings and transactions or to otherwise protect an existing investment in the case of an extraordinary event.

(d)          Incurrence Based Limitations. Without the approval of a Majority-in-Interest, the Fund shall not invest more than:

(i)	15% of the Fund’s NAV in the securities of a single issuer; or

(ii)	20% of the Fund’s NAV in the securities of issuers whose country of risk (as determined by the Adviser in its reasonable discretion) is not the United States.

The percentage-based limitations set forth in sub-clauses (d)(i) and (d)(ii) of this Section 4.4(d) shall apply with respect to any given Investment on an “as incurred” basis only, as of the date the Fund enters into a definitive commitment (i.e., as of the applicable “trade” date) to acquire such Investment (and not, for the avoidance of doubt, as of the actual acquisition date of such Investment (i.e., not as of the applicable “settlement” date). For the avoidance of doubt, any subsequent change in any applicable percentage resulting from the sale of an Investment, market fluctuations and/or other factors outside the control of the Fund, the Adviser and their respective Affiliates shall not require any rebalancing of the Fund’s Investment portfolio (including by way of disposition of any security or obligation held by the Fund). Accordingly, such investment limitations shall operate as “incurrence guidelines,” meaning that the test for compliance shall be made only at the time the position is established (as opposed to “compliance guidelines,” with respect to which the Fund would have had to remain in continuous compliance).

(e)          Derivatives. The Fund may, but is not required to, enter into derivative transactions to hedge against interest rate and currency risks. The Fund will not enter into derivative transactions other than the aforementioned hedging transactions.

ARTICLE 5 — CERTAIN RIGHTS AND PREFERENCES OF SHARES

Section 5.1          Classes of Shares. The Shares of the Fund that are outstanding and/or available for issuance will consist of Shares, the preferences (if any), limitations and relative rights with respect to which will be as provided in this Agreement. The Shares are membership interests in the Fund. The Board may create additional classes of Shares (each such class, a “New Class”) having such relative rights, powers and duties as may from time to time be established by the Board.

Section 5.2           Shares. Except as otherwise provided herein, all Shares shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of the Shares will have the voting rights and the distribution rights of Members described herein.

ARTICLE 6 — FEES AND EXPENSES; ADVISORY AGREEMENT; ADMINISTRATION AGREEMENT

Section 6.1           Fund Expenses. The Fund’s primary operating expenses (the “Fund Expenses”) include the payment of: (i) investment advisory fees pursuant to the Investment Advisory Agreement; (ii) reasonable costs and other expenses payable to OHA Private Credit Advisors II, L.P. (the “Administrator”) in performing its administrative obligations under the Administration Agreement; and (iii) any startup organizational expenses of the Fund (excluding any expenses incurred in connection with a subscription facility) (as determined in good faith by the Adviser) up to $750,000 (the “Organizational Expense Cap”) and any annual operating expenses of the Fund (excluding (i) third-party legal expenses incurred in connection with Investments and the ordinary course operation of the Fund and (ii) the management fee and incentive fees paid to the Adviser) up to 0.40% per annum of the Fund’s average net assets in respect of the relevant calendar year (the “Operating Expense Cap”), it being expressly understood and agreed that the Adviser (or one of its Affiliates) will bear any organizational expenses of the Fund in excess of the Organizational Expense Cap and any such operating expenses of the Fund in excess of the Operating Expense Cap in respect of the relevant calendar year. Except as specifically provided below, all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, rent, utilities, insurance, payroll taxes, bonuses, employee benefits, furnishings, telecommunications and certain information services and certain office expenses, including office supplies and equipment and other similar expenses and the other routine overhead expenses, of such personnel allocable to such services, (individually and collectively, “Overhead”) will be provided and paid for by the Adviser. The Fund will bear all other reasonable costs and expenses of its operations, administration and transactions, including, but not limited to:

(a)          investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to the Investment Advisory Agreement;

(b)         the Fund’s allocable portion of Overhead and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement, including but not limited to: (i) the Fund’s chief compliance officer, chief financial officer, chief operating officer and their respective staffs; (ii) investor relations, legal, operations, treasury and other non-investment professionals at the Administrator that perform duties for the Fund; and (iii) any personnel of OHA or any of its Affiliates providing non-investment related services to the Fund; and

(c)           all other expenses of the Fund’s operations, administrations and transactions including, without limitation, those relating to:

(i)            organization and offering fees, costs and expenses associated with this offering (including legal, accounting (including expenses of in-house legal, accounting, tax and other professionals of the Adviser, inclusive of their allocated Overhead), printing, mailing, subscription processing and filing fees costs and expenses (including “blue sky” laws and regulations) and other offering fees costs and expenses, including fees, costs and expenses associated with technology integration between the Fund’s systems and those of participating intermediaries, diligence expenses of participating intermediaries, fees, costs and expenses in connection with preparing the preparation of the Fund’s governing documents, offering memoranda, sales materials and other marketing expenses, design and website fees, costs and expenses, fees, costs and expenses of the Fund’s transfer agent, fees, costs and expenses to attend retail seminars sponsored by participating intermediaries and fees, costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, intermediaries, registered investment advisors or financial or other advisors;

(ii)           all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisors), administrators, auditors (including, for the avoidance of doubt, the Fund’s financial audit, and with respect to any additional auditing required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA member state in connection with such Directive (the “AIFMD”)), investment bankers, administrative agents, paying agents, depositaries, custodians, trustees, sub-custodians, consultants (including individuals consulted through expert network consulting firms), engineers, senior advisors, industry experts, operating partners, deal sourcers (including personnel dedicated to but not employed by the Adviser), and other professionals (including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, technology, portfolio reconciliation, portfolio compliance and reporting or other services or that are otherwise related to the implementation, maintenance and supervision of the procedures relating to the books and records of the Fund and any personnel related thereto, inclusive of their allocated Overhead (including secondees and temporary personnel or consultants that may be engaged on short- or long-term arrangements) as deemed appropriate by the Administrator, with the oversight of the Board, where such internal personnel perform services that would be paid by the Fund if outside service providers provided the same services); fees, costs, and expenses herein include (x) fees, costs and expenses for time spent by its in-house attorneys and tax advisors that provide legal advice and/or services to the Fund or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Fund and (y) fees, costs and expenses incurred to provide administrative and accounting services to the Fund or its portfolio companies, and fees, costs, expenses and charges incurred directly by the Fund or its Affiliates in connection such services (including Overhead related thereto), in each case, (I) that are specifically charged or specifically allocated or attributed by the Administrator, with the oversight of the Board, to the Fund or its portfolio companies and (II) provided that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services of the same skill and expertise, in accordance with the Adviser’s expense allocation policy);

(iii)          all fees, costs, expenses of calculating the Fund’s NAV, including the cost of any third-party valuation services;

(iv)          all fees, costs, expenses of effecting any sales of Shares and other securities;

(v)           any fees, costs, expenses payable under any managing dealer and selected intermediary agreements, if any;

(vi)          all interest and fees, costs and expenses arising out of all borrowings, guarantees and other financings or derivative transactions (including interest, fees and related legal expenses) made or entered into by the Fund, including, but not limited to, the arranging thereof and related legal expenses;

(vii)         all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources;

(viii)        all fees, costs and expenses incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;

(ix)          all fees, costs and expenses of derivatives and hedging;

(x)           all fees, costs and expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights;

(xi)          all fees, costs and expenses (including the allocable portions of Overhead and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Adviser to the extent such expenses relate to attendance at meetings of the Board or any committees thereof;

(xii)         all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation any legal, tax, administrative, accounting, travel, meals, accommodations and entertainment, advisory, consulting and printing expenses, reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments;

(xiii)        all allocated fees, costs and expenses incurred by the Administrator in providing managerial assistance to those portfolio companies that request it;

(xiv)        all brokerage fees, costs and expenses, hedging fees, costs and expenses, prime brokerage fees, costs and expenses, custodial fees, costs and expenses, agent bank and other bank service fees, costs and expenses; private placement fees, costs and expenses, commissions, appraisal fees, commitment fees and underwriting fees, costs and expenses; fees, costs and expenses of any lenders, investment banks and other financing sources, and other investment costs, fees and expenses actually incurred in connection with evaluating, making, holding, settling, clearing, monitoring or disposing of actual investments (including, without limitation, travel, meals, accommodations and entertainment expenses and any expenses related to attending trade association and/or industry meetings, conferences or similar meetings, any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars) and expenses arising out of trade settlements (including any delayed compensation expenses);

(xv)         investment fees, costs and expenses, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trading errors), settling, monitoring and holding prospective or actual investments or investment strategies including, without limitation, any financing, legal, filing, auditing, tax, accounting, compliance, loan administration, travel, meals, accommodations and entertainment, advisory, consulting, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the Adviser is not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction) and any fees, costs and expenses related to the organization or maintenance of any vehicle through which the Fund directly or indirectly participates in the acquisition, holding and/or disposition of investments or which otherwise facilitate the Fund’s investment activities, including without limitation any travel and accommodations expenses related to such vehicle and the salary and benefits of any personnel (including personnel of the Adviser or its Affiliates) and/or in connection with the maintenance and operation of such vehicle, or other overhead expenses (including any fees, costs and expenses associated with the leasing of office space (which may be made with one or more Affiliates of the Adviser as lessor in connection therewith));

(xvi)        all transfer agent, dividend agent and custodial fees, costs and expenses;

(xvii)      all federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

(xviii)      Independent Board Members’ fees and expenses including travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Board Members;

(xix)        costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(xx)         all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Adviser or its Affiliates in connection with such provision of services thereby);

(xxi)         all fees, costs and expenses of any reports, proxy statements or other notices to investors (including printing and mailing costs) and the costs of Board member meetings;

(xxii)        all proxy voting fees, costs and expenses;

(xxiii)       all fees, costs and expenses associated with an exchange listing (to the extent applicable);

(xxiv)      any and all taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Fund and all fees, costs and expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Fund and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

(xxv)       all fees, costs and expenses of any litigation, arbitration or audit involving the Fund any vehicle or its portfolio companies and the amount of any judgments, assessments fines, remediations or settlements paid in connection therewith, Board members and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to the affairs of the Fund;

(xxvi)      all fees, costs and expenses associated with the Fund’s information, obtaining and maintaining technology (including any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems such as “Wall Street Office,” “Everest” (Allvue), “Trinity” and similar systems and services, including consultant, software licensing, data management and recovery services fees and any tools, programs, subscriptions or other systems providing market data, analytical, database, news or third-party research or information services and the costs of any related professional service providers), third party or proprietary hardware/software, data-related communication, market data and research (including news and quotation equipment and services and including costs allocated by the Adviser’s or its Affiliates’ internal and third-party research group (which are generally based on time spent, assets under management, usage rates, proportionate holdings or a combination thereof or other reasonable methods determined by the Administrator) and expenses and fees (including compensation costs) charged or specifically attributed or allocated by Adviser and/or its Affiliates for data-related services provided to the Fund and/or its portfolio companies (including in connection with prospective investments), each including expenses, charges, fees and/or related costs of an internal nature; reporting costs (which includes notices and other communications and internally allocated charges), and dues and expenses incurred in connection with membership in industry or trade organizations;

(xxvii)     all fees, costs and expenses of specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Fund’s election to be treated as a BDC;

(xxviii)    all fees, costs and expenses associated with individual or group investors in the Fund;

(xxix)      all insurance fees, costs and expenses (including fidelity bond, Board members and officers errors and omissions liability insurance and other insurance premiums incurred for the benefit of the Adviser);

(xxx)        all fees, costs and expenses of winding up and liquidating the Fund’s assets;

(xxxi)      all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings; notices or disclosures related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act, TIC Form SLT filings, Internal Revenue Service filings under FATCA and FBAR reporting requirements applicable to the Fund or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities, including any notices, reports and/or filings required under the AIFMD, European Securities and Markets Authority and any related regulations, and other regulatory filings, notices or disclosures of the Adviser relating to the Fund and its Affiliates relating to the Fund, and their activities) and/or other regulatory filings, notices or disclosures of the Adviser and its Affiliates relating to the Fund including those pursuant to applicable disclosure laws and expenses relating to FOIA requests, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Fund and its activities;

(xxxii)     all fees, costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(xxxiii)    all fees, costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the Adviser or its Affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors; and

(xxxiv)     all other all fees, costs and expenses incurred by the Administrator in connection with administering the Fund’s business.

Section 6.2           Investment Advisory Agreement. The Fund shall enter into an Investment Advisory Agreement with the Adviser for investment advisory and management services.

Section 6.3           Administration Agreement. The Fund shall enter into an administration agreement (the “Administration Agreement”) with the Administrator for furnishing the Fund with administrative services necessary to conduct its day-to-day operations.

ARTICLE 7 — CAPITAL OF THE FUND

Section 7.1           Capital Commitments. Each Member shall make a Capital Commitment to the Fund in the amount reflected in its Subscription Agreement.

Section 7.2           Capital Contributions.

(a)          Drawdown. Capital Commitments will generally be drawn (such amounts, the “Drawn Amounts”) from the Members by the Fund as needed, upon not less than five (5) Business Days’ prior written notice, in such amounts as will be required by the Fund in its sole discretion (each, a “Drawdown”). Each Member shall remit to the Fund the amount specified in such Drawdown notice on or before the due date specified therein. Each Drawdown notice shall specify the aggregate amount then being called for the Fund, and the portion thereof to be contributed by each Member (each, a “Capital Contribution”). In connection with each Drawdown, the Members will receive a number of Shares corresponding to the Capital Contribution, with such Shares issued at the then current net asset value per Share of the Fund (the “NAV”) as determined in good faith by the Fund, subject to a determination by the Board or the Officers that such offer price is not below the Fund’s then current NAV as required pursuant to the 1940 Act. Pending investment or the payment of Fund Expenses, the Adviser may hold such funds in any form it shall choose, including without limitation (a) in a non-interest bearing bank account of the Fund; (b) in a money market or similar cash management account; or (c) in a short term certificate of deposit or in government securities.

(b)          Use of Available Cash to Fund Drawdowns. The Adviser may determine to hold back and use available cash that otherwise would be distributable to a Member pursuant to Section 4.3 to pay all or part of any Capital Contribution that would otherwise be required to be made by such Member or to satisfy other obligations properly incurred in accordance with this Agreement. The amount of such available cash so held back shall be deemed to have been distributed to such Member and then re-contributed to the Fund by such Member as a Capital Contribution for the purpose to which it is applied.

(c)          Re-Investment of Proceeds. During the Investment Period, the Adviser may, in its sole and absolute discretion, retain the cost basis of any investment in a Portfolio Company made by the Fund that is the subject of a sale, refinancing or other realization event during the Investment Period, notwithstanding anything to the contrary in Section 4.3. Notwithstanding the foregoing, after the end of the Investment Period (including, for the avoidance of doubt, through the completion of the dissolution, winding up and termination of the Fund), no Capital Contribution shall be required to be paid except: (A) to cover Fund Expenses, including amounts payable under the Investment Advisory Agreement, indemnification obligations and Fund Expenses related to Investments; (B) to fund Investments and Fund Expenses related to Investments that are in process on or before the end of the Investment Period (and may reasonably be expected to result in an investment, or a commitment to invest, within six (6) months immediately following the end of the Investment Period) or as to which the Fund has entered into a commitment, definitive agreement, letter of intent, memorandum of understanding or similar document prior to the end of the Investment Period (or after the end of the Investment Period with respect to Investments that are in process on or before the end of the Investment Period) (including in respect of any Investment made prior to the end of the Investment Period (or after the end of the Investment Period with respect to Investments that are in process on or before the end of the Investment Period) that shall be funded over a period of time in installments or otherwise (whether pursuant to the contractual arrangement(s) underlying such Investment or as otherwise determined appropriate by the Adviser in its discretion and regardless of whether the Fund determined an exact amount of such Investment or an anticipated range of the amount of such Investment prior to the end of the Investment Period (or after the end of the Investment Period with respect to Investments that are in process on or before the end of the Investment Period)), including Capital Contributions that may be required (or determined appropriate by the Adviser in its discretion) to be made to such Investment after the end of the Investment Period); (C) to repay amounts owing under any Financings; (D) to enter into any hedging transactions and to repay amounts owed under any such hedging transactions; (E) to effect follow-on Investments (including by disposing of an existing Investment or group of Investments in or related to a Portfolio Company and simultaneously or subsequently acquiring one or more other Investments in the same or any similar Portfolio Company, to the extent that the Adviser determines in its discretion that such transaction is in the interest of the Fund); and (F) in addition to the foregoing, to fund reserves for any of the purposes described in sub-clauses (A) through (E) hereof (collectively with (A) through (E), “Permitted Uses”.)

(d)         Rights to Capital Contributions. Each Member acknowledges that except as specifically provided in this Agreement (a) no specific time has been agreed upon for the repayment of Capital Contributions, (b) no interest or other rate of return shall accrue on any Capital Contributions, (c) no Member shall have the right to withdraw or to be repaid any Capital Contribution made by it or to receive any other payment with respect to its Shares, including without limitation as a result of the withdrawal of such Member from the Fund, (d) no Member shall have the right to demand or receive property other than cash in return for its Capital Contribution, and (e) no Member shall have priority over any other Member either as to the return of its Capital Contribution or as to allocations and distributions of profits, losses or distributions.

(e)          Remedies Upon Drawdown Default. In the event that a Member fails to pay all or any portion of the Drawdown or Catch-Up Purchase due from the Member on any Drawdown Date or date upon which a Catch-Up Purchase is due, as applicable (any such amount, together with the amount of the Member’s undrawn Capital Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of five (5) business days, then the Fund shall be permitted to declare the Member to be in default on its obligations under this Agreement (collectively with any other Members declared to be in default under a Capital Commitment, the “Defaulting Members”) and shall be permitted to pursue one or any combination of the following remedies; provided, that any such remedies to be pursued against OHA or any OHA Affiliate shall be determined by the Independent Board Members Committee:

(i)           Participation in Future Drawdowns. The Fund may prohibit the Defaulting Member from purchasing additional Shares on any future Drawdown Date.

(ii)          Forfeiture of Shares. 25% of the Shares then held by the Defaulting Member may be automatically forfeited and transferred on the books of the Fund to the other Members (other than any other Defaulting Members), pro rata in accordance with their respective number of Shares held; provided that no Shares shall be transferred to any other Member pursuant to this Section 7.2(e)(ii) in the event that such transfer would (i) violate the Securities Act, the 1940 Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Fund or such transfer, (ii) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, or (iii) cause all or any portion of the assets of the Fund to constitute “plan assets” under ERISA or Section 4975 of the Code (the “Default Remedy Limitations”) (it being understood that this proviso shall operate only to the extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent any other Member from receiving a partial allocation of its pro rata portion of Shares); and provided, further, that any Shares that have not been transferred to one or more other Members pursuant to the previous proviso shall be allocated among the participating other Members pro rata in accordance with their respective number of Shares held. The mechanism described in this Section 7.2(e)(ii) is intended to operate as a liquidated damages provision since the damage to the Fund and the other Members resulting from a default by the Defaulting Member is both significant and not easily susceptible to precise quantification. By entry into this Agreement, the Member agrees to this Section 7.2(e)(ii) and acknowledges that the automatic transfer of one quarter of its Shares constitutes a reasonable liquidated damages remedy for any default of the Member’s obligations to fund a Drawdown or Catch-Up Purchase.

(iii)          Inability to Vote. To the maximum extent permitted by applicable law, the Defaulting Member hereby makes, constitutes and appoints the Fund with full power of substitution, its true and lawful proxy to exercise all voting and other rights of such Defaulting Member with respect to the Shares, at every meeting of the Members of the Fund and in every written consent in lieu of such meeting in exact proportion to the votes or consents cast by Members other than Defaulting Members or, in the absence of any such Members, in the discretion of the proxy.

(iv)          Shortfall Cover. The Fund will have the right to cover shortfalls arising from a Defaulting Member in any manner the Fund deems appropriate, including by drawing down additional capital from non-Defaulting Members; provided that (i) the amount of any shortfall funded by a non-Defaulting Member in connection with any investment may not exceed 150% of such non-Defaulting Member’s total capital contributions in respect of such investment in the absence of any such shortfall; and (ii) in no event will such non-Defaulting Member’s total capital contributions exceed its aggregate Capital Commitment.

(v)           Other Remedies. The Fund shall have the right to charge commercially reasonable interest on the defaulted Drawdown or Catch-Up Purchase amount and withhold distributions payable to the Defaulting Member, and may pursue any other remedies against the Defaulting Member available to the Fund at law or in equity. No course of dealing between the Fund and any Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section 7.2(e) or now or hereafter existing at law or in equity or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. In addition to the foregoing, the Fund may in its discretion institute a lawsuit against the Defaulting Member for specific performance of its obligation to pay any Drawdown and/or Catch-Up Purchase and any other payments to be made by the Defaulting Member pursuant to this Agreement and to collect any overdue amounts hereunder. Notwithstanding any other provision of this Agreement, the Member agrees (i) to pay on demand all costs and expenses (including attorneys’ fees) incurred by or on behalf of the Fund in connection with the enforcement of this Agreement against the Member sustained as a result of any default by the Member and (ii) that any such payment shall not constitute payment of a Drawdown or otherwise reduce the Member’s Capital Commitment.

The Member agrees that this Section 7.2(e) is solely for the benefit of the Fund and shall be interpreted by the Fund against the Defaulting Member in the discretion of the Fund. The Member further agrees that the Member has no right to, and shall not seek to, enforce this Section 7.2(e) against the Fund or any other investor in the Fund.

ARTICLE 8 — DURATION OF THE FUND

Section 8.1           Term and Termination of the Fund. The Fund will have a finite life. The term of the Fund will end, and the Fund will commence winding up, on the fifth (5th) anniversary of the last calendar day of the Investment Period (including any extensions of such Investment Period), unless extended for up to two (2) consecutive one (1) year periods, in each case, as approved by both the Board and Members holding a Majority-In-Interest. The term of the Fund shall continue until the dissolution of the Fund in accordance with this Section 8.1, or by operation of law. The Fund shall be dissolved (i) at any time upon the affirmative vote of a majority of the full Board of Managers, (ii) if there are no Members of the Fund, unless the business of the Fund is continued in accordance with this Agreement or the Delaware Act, or (iii) upon the entry of a decree of judicial dissolution under the Delaware Act. Furthermore, at the direction of a Majority-In-Interest of the Members, the Board will use its commercially reasonable efforts to wind down, sell and/or liquidate and dissolve the Fund in an orderly manner.

For the purposes of this Agreement, the “Investment Period” will commence on the settlement date of the Fund’s initial investment. At any time after a Cause Event, a Majority-In-Interest of the Members may, at their option, terminate the Investment Period and/or dissolve the Fund by delivering a written notice to the Board to such effect. The Board shall notify the Members promptly upon the occurrence of a Cause Event.

Section 8.2           Key Person Event. If two (2) or more of Glenn R. August, Alan M. Schrager, Eric Muller and any other Person that the Adviser subsequently designates as a “Key Person” with the approval of the Board or a Majority-In-Interest of the Members (each, a “Key Person”) cease to devote substantially all of their respective business time to the affairs of the Adviser and its Affiliates, the Adviser shall promptly provide notice (the “Key Person Notice”) to each Member and the Investment Period shall be suspended until the earlier of (i) the one hundred twentieth (120th) calendar day following the date that the Key Person Notice is provided to each Member and (ii) the day on which a replacement Person for such Key Person (or Key Persons, as applicable) is approved by the Board or by a Majority-In-Interest of the Members (the “Suspension Period”); provided, that, during a Suspension Period, a Majority-In-Interest of the Members may elect to end the Suspension Period (in which case the Investment Period shall resume immediately following such election) or terminate the Investment Period. For the avoidance of doubt, during a Suspension Period, the Fund may issue Drawdowns or utilize the assets of the Fund only for Permitted Uses.

If, prior to the occurrence of a Suspension Period, the Adviser designates a replacement individual for a departed Key Person and such replacement individual is approved by the Board or a Majority-In-Interest of the Members, then such replacement individual shall be deemed a Key Person in lieu of such departed Key Person.

Section 8.3           Sale or Merger. Subject to any restrictions of the Investment Company Act and applicable law, the Board shall be entitled, without the approval of any Members, to cause the Fund to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Fund’s assets in a single transaction or series of transactions, or approve on behalf of the Fund, the sale, exchange or disposition of all or substantially all of the Fund’s assets. The Board may also cause the sale of all or substantially all of the Fund’s assets under foreclosure or other realization without the consent of any Members.

ARTICLE 9 — LIQUIDATION OF ASSETS ON DISSOLUTION

Section 9.1           General. Following dissolution, the Fund’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Fund pursuant to this Agreement. The Board as liquidator shall cause the Fund to pay or provide for the satisfaction of the Fund’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Fund in such reasonable manner as the Board shall determine to be in the best interest of the Members.

Section 9.2           Liquidating Distributions; Priority.

(a)          Priority. Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

(i)            First, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Fund’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Fund, including the payment of the fees pursuant to the Investment Advisory Agreement and the reimbursement of expenses and other fees pursuant to the Administration Agreement; and

(ii)           Thereafter, among the Members equally on a per Share basis.

(b)         Distributions In-Kind. Notwithstanding the provisions of this Section 9.2, upon the dissolution and the winding-up of the affairs of the Fund, subject to applicable law and Section 4.3, the Board as liquidator may distribute ratably in-kind any assets of the Fund. Notwithstanding any provision of this Agreement to the contrary, the Board as liquidator may compel a Member to accept a distribution of any asset in-kind from the Fund even if the percentage of the asset distributed to the Member exceeds a percentage of the asset that is equal to the percentage in which the Member shares in distributions from the Fund.

Section 9.3           Duration of Liquidation. Such time as the Board determines in its sole discretion shall be allowed for the winding up of the affairs of the Fund in order to minimize any losses otherwise attendant upon such a winding up.

Section 9.4           Liability for Returns. None of the liquidator, the Managers, the Officers, the Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the Capital Contributions of any Member.

Section 9.5           Post-Dissolution Investments. Notwithstanding anything to the contrary set forth in this Article 9, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Fund to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company), if the liquidator believe that such additional investments are in the best interest of the Members and in furtherance of the winding up of the affairs of the Fund.

ARTICLE 10 — LIMITATIONS ON TRANSFERS OF SHARES; REQUIRED TRANSFERS

Section 10.1         Transfers of Shares.

(a)         General. A Member may not sell, assign, transfer, pledge, mortgage, hypothecate, gift, sale or otherwise dispose of or encumber (collectively, “Transfer”) its Shares, including a Transfer of solely an economic interest, in whole or in part, without the consent of the Board or Board officers to whom the Board has delegated such authority. This consent will not be unreasonably withheld; provided that such Transfer must be made in accordance with applicable laws and in compliance with this Agreement. Any attempted Transfer of all or any part of a Member’s Shares in violation of this Agreement will be void to the maximum extent permitted by law, and any intended recipient of the Shares will acquire no rights in such and will not be treated as a Member for any purpose. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Fund, in form and substance satisfactory to the Fund. No Transfer will be effectuated except by registration of the Transfer on the Fund’s books.

(b)          Reimbursement of Transfer Expenses. As a condition to the effectiveness of any transfer, the transferor or transferee shall pay all reasonable expenses, including out-of-pocket attorneys’ fees, incurred in connection with the assignment which may be effected as an offset to amounts otherwise distributable.

Section 10.2         Admission of Substituted Members.

(a)         General. Any transferee of a Member’s Shares transferred in accordance with the provisions of this Article 10 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a Subscription Agreement and counterpart to this Agreement. Any transfer of Shares in violation of the foregoing will be void, and any intended transferee will acquire no rights in such Shares and will not be treated as a Member for any purpose.

(b)         Effect of Admission. The transferee of Shares transferred pursuant to this Article 10 that is admitted to the Fund as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Capital Contribution of the transferor with respect to the applicable class of Share being transferred shall become the Capital Contribution of the transferee, to the extent of the Shares transferred. If a transferee is not admitted to the Fund as a substituted Member, (i) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (ii) the transferor shall remain liable to the Fund for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

(c)         Non-Compliant Transfer. If a Transfer has been proposed or attempted but the requirements of this Article 10 have not been satisfied, the Fund shall not admit the purported transferee as a substituted Member but, to the contrary, shall (i) continue to treat the transferor as the sole owner of the Shares purportedly transferred in all respects, (ii) make no distributions to the purported transferee and incur no liability for distributions made in good faith to the transferor and (iii) not furnish to the purported transferee any tax or financial information regarding the Fund. The Fund shall also not otherwise treat the purported transferee as an owner of any Shares (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Fund shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

ARTICLE 11 — LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 11.1        Limitation of Liability. To the fullest extent permitted by law, none of the Fund’s Officers, Managers or employees will be liable to the Fund or to any Member (each, a “Protected Person”) for (a) any action taken or omitted to be taken, or alleged to be taken or omitted to be taken, by a Protected Person or any other person with respect to the Fund, including any negligent act or failure to act, except for any liability resulting from such Protected Person’s own fraud, willful malfeasance or gross negligence or (b) losses due to the negligence of brokers or other agents of the Fund unless such Protected Person was responsible for the selection of such broker or other agent and such Protected Person acted in such selection with fraud, willful malfeasance or gross negligence.  Each Protected Person may consult with counsel and accountants in respect of Fund affairs (including interpretations of this Agreement) and shall be fully protected and justified in any action or inaction that is taken or omitted in good faith, in reliance upon and in accordance with the advice or opinion of such counsel or accountants selected without fraud, willful malfeasance or gross negligence.  In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the Officers, Managers, employees, consultants, attorneys, accountants and professional advisors of the Fund and the Adviser, selected without fraud, willful malfeasance or gross negligence; provided, that such counsel or accountants were provided with all facts known by the Fund or the Adviser (and believed to be material) in connection with the advice being sought.

Section 11.2         Indemnification.

(a)          Indemnification of Protected Persons.  To the fullest extent permitted by law, the Fund shall indemnify, hold harmless, protect and defend each Protected Person from and against any and all losses, claims, damages, costs, liabilities and/or actions, suits or proceedings (whether civil, criminal, administrative or investigative and whether such action, suit or proceeding is brought or initiated by the Fund or a third party), including legal fees or other expenses incurred in investigating or defending against any such losses (including trade error losses), claims, damages, costs, liabilities or actions, suits or proceedings, and any amounts expended in settlement of any claims approved by the Fund and/or the Adviser (as applicable) (collectively, “Liabilities”) to which any Protected Person may become subject:

(i)            by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed on behalf of the Fund, its Adviser and/or any of their respective Affiliates or otherwise in connection with the business of the Fund or its investment activities;

(ii)           by reason of the fact that such Protected Person is or was acting (or omitting to act) in connection with the business of the Fund or its investment activities or its investment adviser in any capacity or that it is or was serving at the request of the Fund as a direct or indirect partner, stockholder, member, director, officer, employee, manager, trustee, Specified Agent and/or legal representative of any Person, including any Subsidiary or any Issuer; or

(iii)          by reason of any other act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of the Fund;

unless, in each case, such Liability (x) was determined by a court of competent jurisdiction to have resulted from such Protected Person’s own fraud, willful malfeasance or gross negligence or (y) results from claims or proceedings arising solely out of internal disputes between or among direct or indirect partners of the Adviser.  In addition, the Fund may indemnify and hold harmless other service providers of the Fund on the same or similar (or other) terms as those described herein with respect to Protected Persons.

(b)         Reimbursement of Expenses.  The Fund shall promptly reimburse (upon receipt of an undertaking by or on behalf of such Protected Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Fund as authorized in this Section 11.2, or as may otherwise be required by the Investment Company Act) each Protected Person the attorneys’ fees and other fees, costs and expenses (as incurred to the extent permitted by the Investment Company Act) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit, action or other proceeding relating to any Liabilities for which such Protected Person may be indemnified pursuant to this Section 11.2; provided, that, if it is determined by a court of competent jurisdiction that such Protected Person is not entitled to the indemnification provided by this Section 11.2, then such Protected Person shall repay such reimbursed or advanced amounts to the Fund; provided, further, that the advancement of reasonable legal or other expenses (as incurred) provided by this Section 11.2(b) shall not be permitted if the related claim, lawsuit or other proceeding has been brought forth by a Majority-In-Interest of the Members.  Notwithstanding the foregoing or any other provision herein, in the event that it is finally judicially determined (including by way of another applicable court of competent jurisdiction overturning a prior decision of a court of first instance) that a Protected Person did not engage in the conduct described in the final paragraph of Section 11.2(a), then the exculpation, indemnification, advancement and reimbursement terms described in Section 11.1 and this Section 11.2(b) (including such Protected Person’s entitlement to indemnification and reimbursement) shall be applied and determined based solely on such final judicial determination.

(c)          Survival and Limitation of Protection.

(i)            The provisions of this Section 11.2 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 11.2 and regardless of any subsequent amendment to this Agreement; provided, that no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(ii)           The rights of indemnification provided in this Section 11.2 shall be in addition to any rights to which a Protected Person may otherwise be entitled by contract or as a matter of law, and shall extend to each of such Protected Person’s heirs, successors and assigns.

Section 11.3         Insurance. The Fund shall have power to purchase and maintain insurance (at the Fund’s expense) on behalf of any person who is or was a Manager, Officer, employee or agent of the Fund, or is or was serving at the request of the Fund as a Manager, Officer, employee or agent of another Fund, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Fund would have the power to indemnify him or her against such liability under the provisions of this Article 11.

Section 11.4         Limitation by Law. If any Protected Person or the Fund itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Fund, the limitation of liability provisions set forth in Section 11.1 and the indemnification provisions set forth in Section 11.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions. Without limiting the foregoing, for so long as the Fund is regulated under the Investment Company Act, the limitation of liability and indemnification provisions shall be the limited to the extent provided by the Investment Company Act and by any valid rule, regulation or order of the SEC thereunder.

ARTICLE 12 — AMENDMENTS

Section 12.1         Amendments.

(a)         By Consent. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Fund, together with the prior written consent of a Majority-In-Interest of the Members; and

(b)          Without Consent. Notwithstanding the provisions of Section 12.1(a), the following amendments may be made with the consent of the Board and without the need to seek the consent of any Member:

(i)            to add to the duties or obligations of the Board or surrender any right granted to the Board herein;

(ii)          to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members;

(iii)          to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the U.S. Department of the Treasury, the U.S. Internal Revenue Service, the Board of Governors of the U.S. Federal Reserve or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the Board deems to be in the best interest of the Fund;

(iv)          as it determines in good faith to be necessary or appropriate to enable any Member to comply with any applicable law, rule or regulation; provided, that such amendment does not materially adversely affect the rights granted to or liabilities of any other Member;

(v)           to effect Additional Members becoming a party hereto or the creation or issuance of additional Shares or classes of Shares; or

(vi)          to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member, provided, however, that no amendment shall may be made pursuant to clauses (i) through (vi) above if such amendment would (1) subject any Member to any adverse economic consequences without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Fund or the Members; provided, further, however, that any modification or amendment required solely to effect Additional Members becoming a party hereto or the creation or issuance of additional Shares or classes of Shares shall not constitute an amendment that would subject any Member to adverse economic consequences or diminish the rights or protections of one or more Members so long as such modification or amendment does not disproportionately affect a single holder of a class of Shares in a material adverse manner with respect to the other holders of such class of Shares.

(c)          Consent to Amend Special Provisions. Notwithstanding the provisions of Section 12.1(a), any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.

(d)         Notice. All Members will be promptly notified of any amendment to this Agreement.

ARTICLE 13 — ADMINISTRATIVE PROVISIONS

Section 13.1         Keeping of Accounts and Records; Certificate of Formation; Administrator.

(a)         Accounts and Records. At all times the Fund shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Fund. Such books of account shall be kept on the accrual method of accounting for both tax and accounting purposes and shall be maintained in accordance with U.S. generally accepted accounting principles (“GAAP”). The Fund shall also maintain: (i) an executed copy of this Agreement (and any amendments hereto); (ii) the Certificate (and any amendments thereto); (iii) executed copies of any powers of attorney pursuant to which any document described in clause (i) or (ii) has been executed by the Fund; (iv) a current list of the name, address, Capital Contributions and taxpayer identification number, if any, of each Member; (v) copies of all tax returns filed by the Fund; and (vi) all financial statements of the Fund for each of the prior seven (7) years. These books and records shall at all times be maintained in accordance with the Fund’s record retention policy.

(b)         Certificate of Formation. The Fund shall file for record with the appropriate public authorities and, if required, publish the Certificate and any amendments thereto.

Section 13.2          Valuation. The fair value of the Fund’s assets will be determined pursuant to a valuation policy approved by the Board.

Section 13.3          Notices. Any written notice herein required to be given to the Fund by any of the Members shall be deemed to have been given if delivered in person or if sent by overnight courier service (for delivery within two (2) or fewer Business Days), or by email (including, for the avoidance of doubt, by e-mail containing an electronic link to a notice that such notice is electronically accessible) to the principal office of the Fund in New York, New York, or to such other address or email address as the Fund may from time to time specify by notice to the Members.

Any written notice required to be given to a Members shall be deemed to have been given if sent to such Member at the address or email address set forth in the records of the Fund or such other address or email address as such Member shall have specified in writing to the Fund; provided that any call for capital required to be made under Article 3 shall also comply with the specific requirements of such section and the Subscription Agreement.

Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes:

(i)            on the day of it being sent, where delivered in person, sent by email, and when sent on any Business Day during normal working hours at the place of receipt;

(ii)           on the following Business Day, where sent by email on any Business Day outside normal working hours or on any day which is not a Business Day; and

(iii)          on the second Business Day following the date dispatched by Federal Express, DHL or any comparable courier service.

Section 13.4          Accounting Provisions.

(a)           Fiscal Year. For U.S. federal income tax purposes, the Fund’s year is the calendar year, unless otherwise required by the Code or permitted by applicable law. For financial reporting purposes, the Fund’s fiscal year is a calendar year ending December 31.

(b)           Independent Auditors. The Fund’s independent public auditors shall be as determined by the Board of Managers.

Section 13.5          Tax Provisions.

(a)           Classification of the Fund as Corporation for Tax Purposes.

(i)            The Fund will file an election with the Internal Revenue Service to cause it to be classified as an association that is taxable as a corporation for U.S. federal income tax purposes on or prior to the date on which the Fund has more than one Member.

(ii)           The Fund will qualify as a BDC and a RIC no later than the first calendar year in which the Fund anticipates it will have significant amounts of net income.

(iii)          Once the Fund has elected RIC status, the Board will maintain the Fund’s status as a RIC.

(b)         RIC Requirements. From and after the date when the Fund qualifies as a RIC for U.S. federal income tax purposes, the Board shall seek to cause the Fund to meet any requirements under the Code necessary to obtain and maintain RIC qualification for U.S. federal income tax purposes, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.”

(c)          Tax Information. The Fund will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal, state, and local tax reporting obligations, such information as may be necessary for the preparation of such Member’s U.S. federal, state, and local tax returns.

Each Member agrees that such Member will, upon request by the Fund, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide any information (including an appropriate completed and executed Internal Revenue Service Form W-8) and take any further action requested by the Fund, and that the Fund may execute any forms or documents or obtain any information on such Member’s behalf that relate to such Member’s investment in the Fund, in connection with any tax matter affecting the Fund.

Section 13.6          General Provisions.

(a)         Power of Attorney. Each Member, by execution of this Agreement (including by execution of counterpart signature page hereto directly or via an attorney-in-fact), hereby constitutes and appoints any duly authorized representative of the Fund as its true and lawful representative and its attorney-in-fact, in its name, place and stead (i) to make, execute, sign and file any amendment to the Certificate of the Fund required because of an amendment to this Agreement, in order to effectuate any change in the Members or in the Capital Contributions of the Members or otherwise, and all such other instruments, documents and certificates which may from time to time be required by the laws of the U.S., the State of Delaware, or any other state or any non-U.S. jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Fund, or in connection with any tax filings of the Fund, or any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Fund (including a Certificate of Cancellation of the Fund’s Certificate); (ii) to make, execute, sign, deliver and acknowledge any instrument, agreement, indemnity or document of any kind (including, without limitation, deeds of accession) in connection with the in-kind distribution of and the transfer of Investments to such Member; (iii) to effect any amendment to this Agreement adopted in accordance with its terms; (iv) to make, execute and sign any documents, instruments and certificates necessary to sell the Shares of any defaulting Member; and (v) to file, prosecute, defend, settle or compromise litigation, other claims or arbitration on behalf of the Fund.

Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities, except as contemplated by clause (iii) of the immediately preceding paragraph. By way of clarification, any power of attorney granted by a Member under this Agreement is intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such powers of attorney are not intended to be a general grant of power to independently exercise discretionary judgment on the Member’s behalf or to vary the economic terms of the Member’s investment in the Fund, reduce the Member’s legal liability protection, increase the Member’s liability exposure to third parties, or undertake any new obligations, undertakings or investments on behalf of the Member (in each case to the extent not already specifically provided for in this Agreement).

The power of attorney granted hereby is coupled with an interest and shall (i) be irrevocable for so long as a Member remains a Member, (ii) be deemed to be given to secure a proprietary interest of the donee of the power or performance of an obligation owed to the donee, (iii) survive and shall not be affected by the subsequent death, lack of capacity, dissolution, insolvency, termination or bankruptcy of any Member granting the same or the Transfer of all or any of such Member’s Shares, and (iv) extend to such Member’s successors, assigns and legal representatives. Each Member, at the request of the Fund, shall execute additional powers of attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the Fund pursuant to this power of attorney, this Agreement shall prevail. The Fund may exercise this power of attorney by listing all of the Members executing any agreement, certificate, instrument, or document with the single signature of the attorney-in-fact as attorney-in-fact for all Members.

Except as otherwise specifically provided herein, the powers of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that the undersigned previously has executed. This power of attorney shall not be revoked by any subsequent power of attorney the undersigned may execute, unless such subsequent power specifically refers to this power of attorney or specifically states that the instrument is intended to revoke all prior powers of attorney.

(b)          Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

(c)          Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act.

(d)          Severability. If it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

(e)          Submission to Jurisdiction; Venue; Waiver of Jury Trial. Unless the Fund otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York located in New York County or the U.S. District Court for the Southern District of New York located in New York County, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE FUND OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(f)           Waiver of Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Fund’s property.

(g)          Securities Law Matters. Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the interests in the Fund have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

(h)           Confidentiality.

(i)            Each Member agrees that, without the prior written consent of the Fund (which consent may be withheld at its sole discretion), (a) it shall keep confidential and shall not copy, reproduce, sell, assign, license, market, distribute, make available, or otherwise disclose, directly or indirectly, any information relating to the Fund to any person who is not involved with such Member’s investment in the Fund and either (i) one of such Member’s employees, officers or directors, or an employee, officer or director of a person who controls, is controlled by or is under common control with such Member who has a need to know such information in connection with their responsibilities with such Member, (ii) an attorney, consultant or accountant engaged by such Member, or (iii) a person agreed to in writing by the Member and the Fund, and (b) such Member shall not use any information relating to the Fund for any purpose (other than the evaluation of Shares and the Fund, the preparation of such Member’s tax returns and the evaluation of the performance of such Member’s investment in the Fund), including to effect or replicate any transactions described in any report or information relating to the Fund received by the Member. Each Member also agrees that they will not obtain or attempt to obtain (lawfully or unlawfully) any information, that a reasonable person would consider personal, pertaining to another Member of the Fund.

(ii)           Each Member further agrees that (a) it shall ensure that any such recipient is made aware of, and adheres to, the terms of this Section 13.6(h), (b) it shall be responsible for any disclosure of any such information by any such person in contravention of the terms of this Section 13.6(h), unless it obtains the prior written consent of the Fund or such disclosure is permitted as described below, (c) it is at all times subject to such Member’s obligation to act, and to cause persons to whom such Member may disclose information pursuant to this Section 13.6(h) to act, in accordance with applicable laws and regulations relating to the receipt or use of such information including, without limitation, those governing insider dealing or trading, market abuse and market manipulation, and (d) the Fund may, in its sole discretion, refuse such Member’s request to furnish any correspondence, documents or other information relating to the Fund to any person not described in (a), (b) or (c) above.

(iii)          Each Member agrees to comply with all laws, including securities laws, concerning confidential information, and such Member agrees that it shall not trade in the securities of any issuer about which such Member receives material non-public information in connection with its investment in the Fund or in its capacity as a Member and shall refrain from such trading until any material non-public information no longer constitutes material non-public information.

(iv)          Each Member hereby represents and warrants that, except as disclosed to the Fund in writing, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or the US Freedom of Information Act, or any comparable laws or regulations of any US or non-US jurisdiction) requiring such Member to disclose (on receipt of a request to do so or otherwise) any information relating to the Fund or their investment in the Fund (collectively, “Disclosure Laws”).

(v)           The terms of this Section 13.6(h) shall apply indefinitely to information related to the Fund except to the extent (a) such information is in the public domain (other than as a result of any action or omission of a Member or any person to whom such Member has disclosed such information) or (b) such information in the opinion of legal counsel of the Member (which such legal counsel, in the case of a Member which is an institutional investor, may be staff or in-house counsel regularly employed by such institutional investor) is required by applicable law or regulation to be disclosed, in which case Member shall first notify the Fund of such requirement (unless such notification is prohibited by law) so that the Fund may pursue a protective order or other appropriate remedy or waive compliance with the terms of this Section 13.6(h), and if a protective order or other appropriate remedy is not obtained, or if the Fund waives compliance with the terms of this Section 13.6(h), then such Member shall disclose only that portion of confidential information such Member is advised by counsel is legally required to be disclosed and shall use its commercially reasonable efforts to protect the confidentiality of such information disclosed, including by requesting that confidential treatment be accorded such information. In addition, upon receipt by the Fund of written notice from such Member of a public disclosure request, the Fund may, in its sole discretion, cause the Transfer of such Member’s Shares if the Fund determines, in its sole discretion, that the disclosure of this information could adversely affect the Fund, the Fund’s investors or the Adviser. The right of the Fund to cause the Transfer of such Member’s Shares as set forth in the preceding sentence shall be in addition to, and shall not prejudice, any other rights of the Fund and/or the Adviser to compulsorily Transfer such Member’s Shares. The Member further agrees to return any information relating to the Fund upon the Fund’s request therefor.

(vi)          To the extent that the Freedom of Information Act, 5 U.S.C. § 552, (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement would potentially cause the Member or any of its Affiliates to disclose information relating to the Fund, its Affiliates and/or any of the Fund’s investments, the Member hereby agrees that it will promptly notify the Fund of such requested disclosure, and the Member (a) shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (1) such Member is advised by counsel (which in the case of a Member that is an institutional investor may be in-house counsel regularly employed by such institutional investor) that there exists no reasonable basis on which to oppose such disclosure, (2) the Fund does not object in writing to such disclosure within ten (10) Business Days (or such lesser time period as stipulated by the applicable law) of such notice or (3) such disclosure solely relates to fund level, aggregate performance information (i.e., aggregate cash flows, total returns, the year of formation of the Fund, and such Member’s own Capital Contribution), and does not include (I) any confidential information relating to individual portfolio entities, (II) copies of the Member’s subscription agreement for Shares and related documents or (III) any other confidential information not referred to in clause (3) above; and (b) acknowledges and agrees that notwithstanding any other provision of this Agreement, the Fund may in order to prevent any such potential disclosure that the Fund determines in good faith is likely to occur (1) withhold all or any part of the information otherwise to be provided to the Member other than the fund level, aggregate performance information specified in clause (3) above, (2) provide to the Member access to such information only via an Internet website in password protected, non-downloadable- non-printable format, (3) to the maximum extent permitted by law, require the Member to return any copies of any such information provided to it by the Fund and/or (4) make any such information available to the Member at the Fund’s offices (or, at the request of the Fund, the offices of counsel to the Fund) or at the office of another third-party that has agreed to keep such information confidential; provided, that the Fund shall not withhold any such information if the Member confirms in writing to the Fund, based on the advice of counsel, that compliance with the procedures provided for in this Section 13.6(h) is legally sufficient to prevent such potential disclosure. For greater certainty, it is understood that a Member that is subject to FOIA, any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement and that maintains an established policy that was previously provided to the Fund in writing, or regular practice with respect to the disclosure of the fund level, aggregate performance information permitted to be disclosed pursuant to clause (3) of this Section 13.6(h)(vi) may disclose such information without prior notice to the Fund.

(vii)         Each Member further agrees that the Adviser may, in its sole discretion, keep confidential and not disclose to such Member or any other person any information relating to the Fund (including, but not limited to, information that such Member or any other person would be required to disclose pursuant to applicable Disclosure Laws were such Member or such other person to receive such information) if the Adviser determines in its discretion that the disclosure of such information is not in the best interest of the Fund or could damage the Fund or its business, or if the Fund is required by law or by agreement with a third party to keep such information confidential.

(viii)        For purposes of this Section 13.6(h), “information relating to the Fund” shall be construed broadly and shall include, without limitation, any information furnished to, or otherwise obtained from the Adviser by, a Member in respect of the Fund or their Shares, including, without limitation, information regarding any other Member (including their identity), information regarding existing, past or prospective direct or indirect investments made by or other investment positions and trading activities and strategies of and/or transactions effected directly or indirectly for the Fund, the Fund’s financial reports and performance reports and correspondence with its Members, and the terms of this Agreement and any other agreement entered into between such Member or its Affiliates and the Fund, the Adviser, the distributor or placement agent or their respective Affiliates.

(ix)           Each Member acknowledges and agrees that: (i) the Fund and the Adviser would suffer irreparable injury if such Member was to violate any provision of this Section 13.6(h) and monetary damages would not be a sufficient remedy for any such violation and (ii) that in the event that such Member breaches or threatens to breach any provision of this Section 13.6(h), in addition to any other remedies available to the Fund in respect of any such breach, the Fund and/or the Adviser shall be entitled to specific performance and injunctive or other equitable relief to enforce any and all of the provisions of this Section 13.6(h) and that such Member will not oppose the granting of such relief. The remedies afforded to the Fund and the Adviser by this Section 13.6(h) shall be in addition to any and all other remedies available to the Fund and the Adviser resulting from such Member’s violation, breach or threatened breach of this Agreement.

(x)           Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws, each Member (and such Member’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Shares (including the tax treatment and tax structure of any Fund transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the US federal or state income tax treatment of (a) the offering and ownership of the Shares and (b) any transactions by the Fund, and does not include information relating to the identity of the Fund or its affiliates. Nothing in this paragraph shall be deemed to require the Adviser to disclose to you any information that the Adviser is permitted or is required to keep confidential in accordance with this Agreement.

(xi)           Each Member acknowledges that the Fund, the Adviser or its Affiliates and/or service providers to or agents of the Fund or the Adviser may from time to time be required or may, in their discretion, determine that it is advisable to disclose certain information about the Fund and its Members including, but not limited to, investments held by the Fund or the names and levels of beneficial ownership of Members, to (i) regulatory authorities of certain jurisdictions, which have or assert jurisdiction over the disclosing party or in which the Fund directly or indirectly invests, or (ii) any Lender to, counterparty of or service provider to the Adviser or the Fund, and each Member hereby consents to such disclosure.

(xii)          Each Member agrees to provide the Fund at any time during the term of the Fund with such information as the Fund determines to be necessary or appropriate to comply with the anti-money laundering laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of the Members from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(xiii)        Notwithstanding the foregoing, the provisions of this Section 13.6(h) shall not apply to any information that is already in the public domain, and further, each Member shall have the right to make any filings required by applicable law (including, for the avoidance of doubt, filings required by the Exchange Act), and shall be under no obligation to obtain consent of the Fund prior to making such filings.

(i)          Fixing the Record Date. In order for the Fund to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board may fix a record date which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, be no more than sixty (60) nor less than ten (10) days prior to the date of such meeting. If the Board so fixes a date, such date shall also be record date for determining the Members entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is give or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(j)           [Reserved]

(k)         Contract Construction; Headings; Counterparts. Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Notwithstanding the provisions of this Agreement or any Subscription Agreement, without any further act, approval or vote of any Member, the Fund may enter into side letters or other writings with individual Members which have the effect of establishing rights under, or, to the extent permitted by law, altering or supplementing, the terms of, this Agreement, any Subscription Agreement of such Member, or any other document entered into by the Fund (an “Other Agreement”). This Agreement, together with the related Subscription Agreement and any Other Agreement (if any) between the Fund and any Member, shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof, and to the extent of any conflict between this Agreement or a Member’s Subscription Agreement on the one hand, and an Other Agreement of a Member on the other, the terms of such Other Agreement shall control between the Fund and such Member. There are no representations, warranties or agreements made by the Fund except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

(l)          Compliance with Law. The Fund covenants and agrees that its activities shall at all times comply in all respects with all applicable federal and state laws, rules and regulations governing its operations and investments, except to the extent that any such noncompliance would not have, and would not reasonably be expected to have, a material adverse effect on the ability of the Fund to operate is business.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of OHA Senior Private Lending Fund (U) LLC as of the day, month and year first above written.

OHA SENIOR PRIVATE LENDING FUND (U) LLC

By:	/s/ Eric Muller
Name: Eric Muller
Title: Chief Executive Officer

Each of the Persons who has executed a Subscription Agreement, agreeing to purchase Shares in the Fund, to be admitted to the Fund as a Member and to be bound by the terms of the Agreement:

OHA PRIVATE CREDIT ADVISORS II, L.P.

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Vice President and Secretary

[Signature page to A&R LLC Agreement]

APPENDIX I

OHA Senior Private Lending Fund (U) LLC

Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

Additional Member	As set forth in Section 3.3(b).

Administration Agreement	As set forth in Section 6.3.

Administrator	As set forth in Section 6.1.

Adviser	OHA Private Credit Advisors II, L.P., a Delaware limited partnership, or any successor thereto.

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Adviser, but Portfolio Companies or portfolio companies of any other investment vehicle advised by the Adviser or its Affiliates shall not be considered Affiliates of the Board, the Adviser, any Officer, any member of the Board or any member or manager of the Adviser. “Affiliated” shall have the corresponding meaning.

Agreement	As set forth in the introductory paragraph to this Agreement.

AIFMD	As set forth in Section 6.1(c)(ii).

Assets	As set forth in Section 4.2(a).

Audit Committee	As set forth in Section 3.4(b)(i).

BDC	A business development company as defined in Section 2(a)(48) of the Investment Company Act.

Board or Board of Managers	As set forth in Section 3.4(a)(i).

Business Day	Any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Capital Commitment	With respect to each Member, the amount that such Member commits to contribute to the Fund pursuant to such Member’s Subscription Agreement.

Capital Contribution	As set forth in Section 7.2(a).

Catch-up Purchase	As set forth in Section 3.3(a).

Cause Event	A determination by a court of competent jurisdiction that the Fund, the Adviser, the Administrator, any Manager or any Key Person has committed (i) fraud, (ii) willful misconduct, gross negligence or breach of contract in connection with the performance of its duties under the terms of this Agreement, the Advisory Agreement or the Administration Agreement, (iii) an “investment-related” (as such term is defined for purposes of Form ADV) felony within the United States or (iv) a violation of U.S. federal or state securities laws, which, in the case of each of clause (i), (ii), (iii) or (iv), is in connection with its activities relating to the Fund and has a material adverse effect on the business of the Fund.

Certificate	As set forth in Section 2.1(a).

CFTC	As set forth in Section 6.1(c)(xix).

Chair of the Board	As set forth in Section 3.4(a)(i).

Chief Executive Officer	As set forth in Section 3.4(a)(i).

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Defaulted Commitment	As set forth in Section 7.2(e).

Defaulting Members	As set forth in Section 7.2(e).

Default Remedy Limitations	As set forth in Section 7.2(e)(ii).

Delaware Act	As set forth in Section 2.1(a).

Disclosure Laws	As set forth in Section 13.6(h)(iv).

Drawdown	As set forth in Section 7.2(a).

Drawn Amounts	As set forth in Section 7.2(a).

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

Existing Agreement	As set forth in the introductory paragraph of this Agreement.

Financing	As set forth in Section 4.2(a).

FOIA	As set forth in Section 13.6(h)(vi).

Fund	As set forth in the introductory paragraph of this Agreement.

Fund Expenses	As set forth in Section 6.1.

former Members	As set forth in Section 3.2(a).

GAAP	As set forth in Section 13.1(a).

Independent Board Member	As set forth in Section 3.4(a)(viii).

Independent Board Members Committee	As set forth in Section 3.4(b)(i).

Initial Closing Date	The first date on which the Fund accepts Subscription Agreements relating to the purchase of Shares from Persons other than the Initial Member.

Initial Drawdown	As set forth in Section 3.3(a).

Initial Drawdown Date	As set forth in Section 3.3(a).

Initial Member	As set forth in the introductory paragraph of this Agreement.

Investment or Investments	As set forth in Section 4.1.

Investment Advisory Agreement	That certain investment advisory agreement pursuant to which the Adviser will act as investment adviser to the Fund, as in effect from time to time.

Investment Company Act	The Investment Company Act of 1940, as amended.

Investment Period	The Investment Period of the Fund will commence on the settlement date of the Fund’s initial investment and end on the third anniversary thereof; provided, however, that the Adviser may extend the Investment Period by up to two (2) consecutive one-year periods, each subject to the approval of Members holding a Majority-In-Interest.

Issuer	A corporation or other issuer any of whose interests are beneficially owned (directly or indirectly) by the Fund, and any Subsidiaries of such corporation or other issuer.

Key Person	As set forth in Section 8.2.

Key Person Event	As set forth in Section 8.2.

Lender	(i) Any lender, issuer of letters of credit or provider of other financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors and assigns.

Lender Power	As set forth in Section 4.2(a).

Liability	As set forth in Section 11.2(a).

Majority-In-Interest	As set forth in Section 3.8.

Manager	As set forth in Section 3.4(a)(i).

Member	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Shares of the Fund.

NAV	As set forth in Section 7.2(a).

New Class	As set forth in Section 5.1.

Nominating and

Governance Committee	As set forth in Section 3.4(b)(i).

Offering Period	As set forth in Section 3.3(a).

Officers	As set forth in Section 3.4(c)(ii).

OHA	Oak Hill Advisors, L.P., the parent company of the Adviser.

OHA Affiliate	Any Affiliate of OHA.

Operating Expense Cap	As set forth in Section 6.1.

Organizational Expense Cap	As set forth in Section 6.1.

Other Agreement	As set forth in Section 13.6(k).

Overhead	As set forth in Section 6.1.

Permitted Uses	As set forth in Section 7.2(c).

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

Portfolio Company	Any entity in which the Fund holds an Investment.

PPM	The private placement memorandum, as amended or supplemented from time to time, prepared by the Fund with respect to the offering of Shares.

Protected Person	As set forth in Section 11.1.

RIC	A regulated investment company as defined in the Code.

SEC	As set forth in Section 3.4(b)(ii).

Securities Act	The U.S. Securities Act of 1933, as amended.

Shares	The limited liability company interests.

Specified Agent	Shall mean any agent of any Person that is designated in writing by the Board as an agent of the Fund entitled to the protection of Sections 11.1 and 11.2.

Subscription Agreement	The subscription agreement by which any Member agreed to purchase such Member’s Shares.

Subsequent Closing Date	As set forth in Section 3.3(a).

Subsidiary	With respect to any Person, (a) a corporation, 50% or more of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (b) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and the power to control (as defined in the definition of “Affiliate”) such other Person.

Suspension Period	As set forth in Section 8.2.

Transfer	As set forth in Section 10.1(a).

SCHEDULE A

Schedule of Managers

Name
Alan M. Schrager, Chair
Eric Muller
Kathleen M. Burke*
Mark Manoff*
Jonathan Morgan*

* indicates Independent Board Member

A-1

SCHEDULE B

Schedule of Officers

Name	Position
Eric Muller	Manager and Chief Executive Officer
Andy Winer	Chief Operating Officer
Gerard Waldt	Chief Financial Officer and Treasurer
Grove Stafford	Chief Compliance Officer and Secretary
Gregory S. Rubin	Vice President

B-1